Exhibit 10.34

AMENDMENT NO. 1

TO

STOCK RESTRICTION AND MANAGEMENT AGREEMENT

This is Amendment No. 1 to the Stock Restriction and Management Agreement signed on March 1, 1990 by Paul I. Detwiler, Jr., Donald L. Detwiler and New Enterprise Stone & Lime Co., Inc., made on August 22, 2011.

INTRODUCTION

On March 1, 1990, Paul I. Detwiler, Jr., Donald L. Detwiler, and New Enterprise Stone & Lime Co., Inc. (“Company”) signed a “Stock Restriction and Management Agreement” containing, among other provisions, a right on the part of each of Messrs. Paul I. Detwiler, Jr. and Donald L. Detwiler to require the Company to purchase, under certain circumstances, shares of the Company’s Common Stock which each of them owns.  Messrs. Paul I. Detwiler, Jr. and Donald L. Detwiler have agreed with the Company to eliminate their respective rights to require the Company to purchase their Common Stock, all in accordance with the provisions of this Amendment No. 1.

TERMS

1.                                       Defined Terms.  The defined terms, indicated by capitalizing the initial letter of each word in the term, used in this Amendment No. 1 will have the same meaning as those terms have in the Stock Restriction and Management Agreement, except that, as used in this Amendment No. 1 and in the sections of the Stock Restriction and Management Agreement referred to in this Amendment No. 1,

“Offer” will mean an offer (including an offer deemed to have been made in accordance with the terms of the Stock Restriction and Management Agreement) by either or both of Paul I. Detwiler, Jr. or Donlad L. Detwiler, or their respective personal representatives to sell to the Company and the Remaining Stockholders, all or a portion, of the shares of Common Stock which he, she, it or they own, as the case may be.

“Offering Date” will mean the later of the date on which the Offer is delivered to the Company, or the date on which the Offer is delivered to the Remaining Stockholders.

“Offered Stock” will mean the shares of Common Stock which are the subject of an Offer.

2.                                       Elimination of Right to Require Purchase.  Each provision of the Stock Restriction and Management Agreement requiring the Company to purchase shares of its

Common Stock from Paul I. Detwiler, Jr. and Donald L. Detwiler, or their respective personal representatives is amended to eliminate the right of each of Paul I. Detwiler, Jr. and Donald L. Detwiler, or his personal representative to require the Company to purchase all, or any portion of the shares of Common Stock which he, she or it owns.

3.                                       Right of Offer.  The right to require the Company to purchase shares of its Common Stock from Paul I. Detwiler, Jr. and Donald L. Detwiler, or their respective personal representatives, referred to in Section 2 of this Amendment No. 1, is replaced with the right on the part of each of Paul I. Detwiler, Jr. and Donald L. Detwiler and his personal representative to offer to sell all, or a portion of his, her or its shares of Common Stock to the Company and to the Remaining Stockholders according to the terms and using the procedures set forth in Sections 5, 6.1.1(b), 6.1.2, 6.1.3, 6.2, 6.3, 6.4, 6.5 and 6.6 of the Stock Restriction and Management Agreement.

4.                                       No Other Modifications.  The Stock Restriction and Management Agreement will remain in full force and effect and will not be deemed to have been modified or amended, other than as specifically provided in this Amendment No. 1.

5.                                       Miscellaneous Matters.

5.1  Notices.  Any and all notices, designations, consents, offers, acceptances or any other communications provided for in this Amendment No. 1 will be given in writing by registered or certified mail, return receipt requested or email communication, which will be addressed, in the case of the Company, to its principal office to the attention of the Company’s president and in the case of the Remaining Stockholders, to their respective addresses or email addresses appearing on the records of the Company, or to such other address or email address as may be designated by either of Paul I. Detwiler, Jr. or Donald L. Detwiler or the Remaining Stockholders in writing to the Company and the Company’s other stockholders.

5.2  Time Periods.  In computing the number of days for any purpose of this Amendment No. 1, all days shall be counted, including Saturdays, Sundays and holidays, except that if the last day of any period occurs on a Saturday, Sunday or holiday, the period will be deemed extended to the end of the next succeeding day which is not a Saturday, Sunday or holiday.  A holiday for purposes of this Amendment No. 1, shall mean a day on which banks in the Commonwealth of Pennsylvania may, or are obligated to, remain closed.

5.3  Successors and Assigns.  This Amendment No. 1 shall be binding upon, and inure to the benefit of, the parties to this Amendment No. 1, all future stockholders of the Company, whether they become such by transfer pursuant to or contrary to the terms of the Stock Restriction and Management Agreement or similar agreements, if any, with other stockholders of the Company, and all of their respective heirs, legatees, personal representatives, transferees, successors and assigns.

5.4  Titles Not to Affect Interpretation.  The headings of sections and paragraphs in this Amendment No. 1 are inserted for convenience of reference only and they neither form a part of this Amendment No. 1, nor are they to be in used in the construction or interpretation of this Amendment No. 1.

5.5  Invalid Provision.  The invalidity or unenforceability of any provision of this Amendment No. 1 will not affect the other provisions of this Amendment No. 1, and this Amendment No. 1 will be construed as if such invalid or unenforceable provisions were omitted.

5.6  Governing Law.  This Amendment No. 1 will be governed by the laws of the Commonwealth of Pennsylvania, without reference to its laws relating to conflicts of laws.

5.7  Modification.  This Amendment No. 1 contains the entire agreement among the parties relating to the rights of each of Paul I. Detwiler, Jr. and  Donald L. Detwiler with respect to the Company’s purchase of shares of the Company’s Common Stock which he owns and may be modified only by a writing signed by the Company and each of Paul I. Detwiler, Jr. and Donald L. Detwiler.

IN WITNESS WHEREOF, the Company, Paul I. Detwiler, Jr., and Donald L. Detwiler have signed this Amendment No. 1, intending to be legally bound as the date first above mentioned.

NEW ENTERPRISE STONE & LIME CO., INC.

By:	/s/ Paul I. Detwiler, III
Name: Paul I. Detwiler, III
Title President

/s/ Donald L. Detwiler
Donald L. Detwiler

/s/ Paul I. Detwiler, Jr.
Paul I. Detwiler, Jr.